Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 17, 2015
Registration Statement Nos. 333-189385 and
333-189385-05

$1.6BLN FORD CREDIT AUTO OWNER TRUST 2015-A

JOINT LEADS:  BNP, HSBC, J.P. MORGAN, LLOYDS

CO-MANAGERS:  BMO, CIBC

SELLING GROUPS:  MISCHLER, WILLIAMS CAPITAL

CL	$SIZE(MM)	WAL	EXP	LGL	MDY/FITCH	SPREAD	YLD	CPN	$PX
A1	359.200	0.28	10/15	04/15/16	P-1/F1+	0.32%	0.320	0.32	100.00000
A2A	215.000	1.05	11/16	01/15/18	Aaa/AAA	EDSF +25	0.812	0.81	99.99934
A2B	331.400	1.05	11/16	01/15/18	Aaa/AAA	1mL +25			100.00000
A3	483.000	2.27	04/18	09/15/19	Aaa/AAA	iSWPS+26	1.287	1.28	99.99204
A4	111.780	3.36	12/18	06/15/20	Aaa/AAA	iSWPS+28	1.646	1.64	99.99877
B	47.380	3.87	03/19	08/15/20	Aa1/AA	iSWPS+55	2.043	2.03	99.98384
C	31.590	3.98	03/19	11/15/20	A1/A	iSWPS+70	2.220	2.20	99.96277
D	31.590	3.98	03/19	09/15/21	NOT OFFERED

BILL & DELIVER	:	J.P. MORGAN	BBG TICKER	:	FORDO 2015-A
REGISTRATION	:	A1: 144A A2-C: PUBLIC	EXPECTED RATINGS	:	MOODY’S/FITCH
EXPECTED SETTLE	:	03/24/15	FIRST PAY DATE	:	04/15/15
ERISA ELIGIBLE	:	YES	EXPECTED PRICING	:	PRICED
DENOMS	:	A1:$100K/$1K A2-C:$1K/$1K	PXG SPEED	:	1.4% ABS TO CALL

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.